Exhibit 4.3

INVESTOR RIGHTS AGREEMENT

INVESTOR RIGHTS AGREEMENT (the “Agreement”) dated as of July 27, 2004, by and among aQuantive, Inc. (the “Company”), Partridge Hill Management, LLC, as investment advisor to certain managed accounts, Cerberus Partners, L.P., Cerberus International, Ltd., and Cerberus Series One Holdings, LLC, W.E. Stringham, and Holladay Ranch Holding, L.P., Madeleine L.L.C. and L. Tim Pierce (the “Stockholders”) and L. Tim Pierce in his capacity as the SBI Representative (the “SBI Representative”). The SBI Representative has or will be authorized by the persons holding Convertible Notes (as defined below) other than the Stockholders to execute and deliver a copy of this Agreement to the Company on their behalf pursuant to letters of transmittal submitted by persons in connection with surrender of certificates representing their interest in SBI (as defined below. sSuch persons, together with the Stockholders, the “Holders”).

Recitals:

A. The Company, Artist Merger Sub, Inc., and SBI HOLDINGS INC., a Utah corporation (“SBI”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”) dated as of June 27, 2004, pursuant to which SBI is merging with Purchaser and the Company is issuing to the Holders certain Convertible Notes of the Company.

B. In order to induce SBI to enter into the Merger Agreement, the Company has agreed to provide certain registration rights to the Holders on the terms and subject to the conditions set forth herein.

C. The Holders have agreed to certain restrictions on their ability to resell shares of common stock of the Company issuable upon conversion of the Convertible Notes as set forth herein.

Agreement:

NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” shall mean with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 20% or more of the voting securities of a Person shall be deemed to be control.

“Common Shares” shall mean shares of common stock, $0.01 par value, of the Company.

“Company” shall mean aQuantive, Inc., a Washington corporation.

“Convertible Notes” shall mean the Convertible Notes due 2008 of the Company issued pursuant to the Merger Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations thereunder, or any successor statute.

“Holders” shall mean any holder of Convertible Notes which has executed and delivered a copy of this Agreement to the Company for so long as it owns any Registrable Securities and such of its respective heirs, successors and permitted assigns (including any permitted transferees of Registrable Securities) who acquire or are otherwise the transferee of Registrable Securities, directly or indirectly, from such Initial Holder (or any subsequent Holder), for so long as such heirs, successors and permitted assigns own any Registrable Securities. For purposes of this Agreement, a Person will be deemed to be a Holder whenever such Person holds Registrable Securities, an option to purchase, or a security convertible into or exercisable or exchangeable for, Registrable Securities, including but not limited to the Convertible Notes, whether or not such purchase, conversion, exercise or exchange has actually been effected and disregarding any legal restrictions upon the exercise of such rights. Registrable Securities issuable upon conversion of Convertible Notes shall be deemed outstanding for the purposes of this Agreement.

“Holders’ Counsel” shall mean one firm of counsel (per registration) to the Holders of Registrable Securities participating in such registration, which counsel shall be selected by the SBI Representative.

“Initial Holder” shall mean each Holder listed on Exhibit A.

“Majority Holders” shall mean one or more Holders of Registrable Securities who would hold a majority of the Registrable Securities then outstanding.

“Majority Holders of the Registration” shall mean, with respect to a particular registration, one or more Holders of Registrable Securities who would hold a majority of the Registrable Securities to be included in such registration.

“Merger Agreement” shall have the meaning set forth in Recital A.

“NASD” shall mean the National Association of Securities Dealers, Inc.

“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business) and shall include any successor (by merger or otherwise) of such entity.

“Prospectus” shall mean the prospectus included in a Registration Statement (including, without limitation, any preliminary prospectus and any prospectus that includes any information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A promulgated under the Securities Act), and any such Prospectus as amended or supplemented by any prospectus supplement, and all other amendments and supplements to such Prospectus, including post-effective amendments, and in each case including all material incorporated by reference (or deemed to be incorporated by reference) therein.

“Registrable Securities” shall mean (i) any Common Shares issued or issuable upon conversion of the Convertible Notes issued to any Initial Holder pursuant to the Merger Agreement, and (ii) any other securities of the Company (or any successor or assign of the Company, whether by merger, consolidation, sale of assets or otherwise) which may be issued or issuable with respect to, in exchange for, or in substitution of, Registrable Securities referenced in clause (i) above by reason of any dividend or stock split, combination of shares, merger, consolidation, recapitalization, reclassification, reorganization, sale of assets or similar transaction. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (A) a Registration Statement with respect to the sale of such securities shall have been declared effective under the Securities Act and such securities shall have been disposed of in accordance with such Registration Statement, (B) such securities are sold pursuant to Rule 144 (or any similar provisions then in force) under the Securities Act, (C) such securities have been otherwise transferred, a new certificate or other evidence of ownership for them not bearing the legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act, or (D) such securities shall have ceased to be outstanding.

“Registration Expenses” shall mean any and all expenses incident to performance of or compliance with this Agreement by the Company and its subsidiaries, including, without limitation (i) all SEC, stock exchange, NASD and other registration, listing and filing fees, (ii) all fees and expenses incurred in connection with compliance with state securities or blue sky laws and compliance with the rules of any stock exchange (including fees and disbursements of counsel in connection with such compliance and the preparation of a blue sky memorandum and legal investment survey), (iii) all expenses of any Persons in preparing or assisting in preparing, word processing, printing, distributing, mailing and delivering any Registration Statement, any Prospectus, any underwriting agreements, transmittal letters, securities sales agreements, securities certificates and other documents relating to the performance of or compliance with this Agreement, (iv) the fees and disbursements of counsel for the Company, (v) the reasonable fees and disbursements of Holders’ Counsel, itemized in writing and provided to the Company, provided that the Company shall not be responsible for fees and expenses of Holder’s Counsel in excess of $25,000, (vi) the fees and disbursements of all independent public accountants (including the expenses of any audit and/or “cold comfort” letters) and the fees and expenses of other Persons, including experts, retained by the Company, (vii) the expenses incurred in connection with making road show presentations and holding meetings with potential investors to facilitate the distribution and sale of Registrable Securities which are customarily borne by the issuer, (viii) any fees and disbursements of underwriters customarily paid by issuers or sellers of securities, and (ix) premiums and other costs of policies of insurance against liabilities arising out of the public offering of the Registrable Securities being registered; provided, however, Registration Expenses shall not include discounts and commissions payable to underwriters, selling brokers, dealer managers or other similar Persons engaged in the distribution of any of the Registrable Securities; and provided further, that in any case where Registration Expenses are not to be borne by the Company, such expenses shall not include salaries of Company personnel or general overhead expenses of the Company, auditing fees, premiums or other expenses relating to liability insurance required by underwriters of the Company or other expenses for the preparation of financial statements or other data normally prepared by the Company in the ordinary course of its business or which the Company would have incurred in any event.

“Registration Statement” shall mean any registration statement of the Company which covers any Registrable Securities and all amendments and supplements to any such Registration Statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all material incorporated by reference (or deemed to be incorporated by reference) therein.

“S-3 Registration” shall mean a registration required to be effected by the Company pursuant to Section 2.1.

“SEC” shall mean the Securities and Exchange Commission, or any successor agency having jurisdiction to enforce the Securities Act.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and the rules and regulations thereunder, or any successor statute.

“SBI Representative” shall have the meaning set forth in the Merger Agreement.

2. REGISTRATION UNDER THE SECURITIES ACT.

2.1 Registration. Within 120 days after the date hereof, the Company will file a Registration Statement on Form S-3 or any successor form thereto for a public offering of all of the shares of Registrable Securities; provided, that if the Company is not entitled to use Form S-3 or any successor form thereto to register the Registrable Securities, then the Company shall register the Registrable Securities on Form S-1 (or the successor form thereto) under the Securities Act. The Company will use its best efforts to have such Registration Statement declared and remain effective for the time period specified herein. The registration rights obligation of the Company pursuant to the provisions of this Section 2.1 shall be in addition to the registration rights granted pursuant to the other provisions of this Section 2. The Company shall use its best efforts to keep the Registration Statement continuously effective through the earlier of (i) two (2) years after the date hereof, and (ii) the date on which all of the Registrable Securities may be sold pursuant to Rule 144(k) under the Securities Act (or any successor provision having similar effect); provided, however, that prior to the termination of such Registration Statement pursuant to clause (ii), the Company shall first furnish to the SBI Representative a certificate from the Company stating that such Registrable Securities are freely saleable pursuant to Rule 144(k) under the Securities Act (or any successor provision having similar effect) and confirming the Company’s willingness to instruct the Company’s transfer agent to remove restrictive legends from such Registrable Securities.

2.2 Expenses. The Company shall pay all Registration Expenses in connection with any S-3 Registration, whether or not such registration shall become effective and whether or not all Registrable Securities originally requested to be included in such registration are withdrawn or otherwise ultimately not included in such registration. Each Holder shall pay all discounts and commissions payable to underwriters, selling brokers, managers or other similar Persons engaged in the distribution of such Holder’s Registrable Securities pursuant to any registration pursuant to this Section 2.

2.3 Conversions; Exercises. Notwithstanding anything to the contrary herein, in order for any Registrable Securities that are issuable upon the conversion of Convertible Notes to be included in any registration pursuant to Section 2 hereof, the exercise of such Convertible Notes must be effected no later than (but shall not be required to be effected earlier than) immediately prior to the closing of any sales under the Registration Statement pursuant to which such Registrable Securities are to be sold.

2.4 Postponements. The Company shall be entitled to postpone an S-3 Registration, and to require the Holders of Registrable Securities to discontinue the disposition of their securities covered by an S-3 Registration, during any Blackout Period (as defined below) (i) if the Board of Directors of the Company determines in good faith that effecting such a registration or continuing such disposition at such time would have a material adverse effect upon a proposed sale of all (or substantially all) of the assets of the Company or a merger, reorganization, recapitalization or similar current transaction materially affecting the capital structure or equity ownership of the Company, or (ii) if the Company is in possession of material information which the Board of Directors of the Company determines in good faith (A) is not in the best interests of the Company to disclose in a Registration Statement at such time and (B) would be required to be included in the Registration Statement related to such S-3 Registration in order for such

Registration Statement not to be misleading; provided, however, that the Company may only delay an S-3 Registration only for a reasonable period of time not to exceed 60 days (or such earlier time as such transaction is consummated or no longer proposed or the material information has been made public) and may require the Holders of Registrable Securities to discontinue the disposition of their securities covered by an S-3 Registration only for a reasonable period of time not to exceed 60 consecutive days and 90 days in the aggregate during any one year period (or such earlier time as such transaction is consummated or no longer proposed or the material information has been made public) (the “Blackout Period”). The Company shall promptly notify the Holders in writing (a “Blackout Notice”) of any decision to postpone an S-3 Registration or to discontinue sales of Registrable Securities covered by a S-3 Registration pursuant to this Section 2.3 an approximation of the anticipated delay and an undertaking by the Company promptly to notify the Holders as soon as an S-3 Registration may be effected or sales of Registrable Securities covered by a S-3 Registration may resume. In making any such determination to initiate or terminate a Blackout Period, the Company shall not be required to consult with or obtain the consent of any Holder, and any such determination shall be the Company’s sole responsibility. The period during which the Company shall be required to maintain the effectiveness of the S-3 Registration shall be extended by one (1) day for each full or partial day during which the use of such Registration Statement or Prospectus is deferred or suspended by the Company in accordance with this Section.

3. REGISTRATION PROCEDURES.

3.1 Obligations of the Company. Whenever the Company is required to effect the registration of Registrable Securities under the Securities Act pursuant to Section 2 of this Agreement, the Company shall, as expeditiously as possible:

(a) prepare and file with the SEC the requisite Registration Statement to effect such registration, which Registration Statement shall comply as to form in all material respects with the requirements of the applicable form and include all financial statements required by the SEC to be filed therewith, and the Company shall use its best efforts to cause such Registration Statement to become effective (provided, that the Company may discontinue any registration of its securities that are not Registrable Securities); provided, however, that before filing a Registration Statement or Prospectus or any amendments or supplements thereto, or comparable statements under securities or blue sky laws of any jurisdiction, the Company shall (i) provide Holders’ Counsel and any other Inspector with an adequate and appropriate opportunity to participate in the preparation of such Registration Statement and each Prospectus included therein (and each amendment or supplement thereto or comparable statement) to be filed with the SEC, which documents shall be subject to the review and comment of Holders’ Counsel, and (ii) not file any such Registration Statement or Prospectus (or amendment or supplement thereto or comparable statement) with the SEC to which Holder’s Counsel or the SBI Representative shall have reasonably objected on the grounds that such filing does not comply in all material respects with the requirements of the Securities Act or of the rules or regulations thereunder;

(b) prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary (i) to keep such Registration Statement effective, and (ii) to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement, in each case until such time as all of such Registrable Securities have been disposed of in accordance with the intended methods of disposition by the seller(s) thereof set forth in such Registration Statement; provided, that such period need not extend beyond the time period provided in Section 2.1, and which periods, in any event, shall terminate when all Registrable Securities covered by such Registration Statement have been sold (but not before the expiration of the 90 day period referred to in Section 4(3) of the Securities Act and Rule 174 thereunder, if applicable);

(c) furnish, without charge, to each selling Holder of such Registrable Securities and each Underwriter, if any, of the securities covered by such Registration Statement, such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits), and the Prospectus included in such Registration Statement (including each preliminary Prospectus) in conformity with the requirements of the Securities Act, and other documents, as such selling Holder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by such selling Holder (the Company hereby consenting to the use in accordance with applicable law of each such Registration Statement (or amendment or post-effective amendment thereto) and each such Prospectus (or preliminary Prospectus or supplement thereto) by each such selling Holder of Registrable Securities in connection with the offering and sale of the Registrable Securities covered by such Registration Statement or Prospectus);

(d) prior to any public offering of Registrable Securities, use its best efforts to register or qualify all Registrable Securities and other securities covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions as any selling Holder of Registrable Securities covered by such Registration Statement, if any, may reasonably request to enable such selling Holder to consummate the disposition in such jurisdictions of the Registrable Securities owned by such selling Holder and to continue such registration or qualification in effect in each such jurisdiction for as long as such Registration Statement remains in effect (including through new filings or amendments or renewals), and do any and all other acts and things which may be necessary or advisable to enable any such selling Holder to consummate the disposition in such jurisdictions of the Registrable Securities owned by such selling Holder; provided, however, that the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3.1(d), (ii) subject itself to taxation in any such jurisdiction, or (iii) consent to general service of process in any such jurisdiction;

(e) use its best efforts to obtain all other approvals, consents, exemptions or authorizations from such governmental agencies or authorities as may be necessary to enable the selling Holders of such Registrable Securities to consummate the disposition of such Registrable Securities;

(f) promptly notify Holders’ Counsel, and the SBI Representative: (i) when the Registration Statement, any pre-effective amendment, the Prospectus or any Prospectus supplement related thereto or post-effective amendment to the Registration Statement has been filed and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC or any state securities or blue sky authority for amendments or supplements to the Registration Statement or the Prospectus related thereto or for additional information, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation or threat of any proceedings for that purpose, (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or blue sky laws of any jurisdiction or the initiation of any proceeding for such purpose, (v) of the existence of any fact of which the Company becomes aware or the happening of any event which results in (A) the Registration Statement containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make any statements therein not misleading, or (B) the Prospectus included in such Registration Statement containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make any statements therein, in the light of the circumstances under which they were made, not misleading, and (vi) of the Company’s reasonable determination that a post-effective amendment to a Registration Statement would be appropriate or that there exists circumstances not yet disclosed to the public which make further sales under such Registration Statement inadvisable pending such disclosure and post-effective amendment; and, if the notification relates to an event described in any of the clauses (ii) through (vi) of this Section 3.1(f), the Company shall promptly prepare a supplement or post-effective amendment to such Registration Statement or related Prospectus or any document incorporated therein by reference or file any other required document so that (1) such Registration Statement shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and (2) as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in the light of the circumstances under which they were made not misleading (and shall furnish to each such Holder and each Underwriter, if any, a reasonable number of copies of such Prospectus so supplemented or amended); and if the notification relates to an event described in clause (iii) of this Section 3.1(f), the Company shall take all reasonable action required to prevent the entry of such stop order or to remove it if entered;

(i) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC and any other governmental agency or authority having jurisdiction over the offering, and make available to its security holders, as soon as reasonably practicable but no later than 90 days after the end of any 12-month period, an earnings statement commencing with the first day of the Company’s calendar month next succeeding each sale of Registrable Securities after the effective date of a Registration Statement, which statement shall cover such 12-month periods, in a manner which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(j) if so requested by the SBI Representative, use its best efforts to cause all such Registrable Securities to be listed (i) on the principal national securities exchange on which the Company’s securities are then listed or (ii) if securities of the Company are not at the time listed on any national securities exchange (or if the listing of Registrable Securities is not permitted under the rules of each national securities exchange on which the Company’s securities are then listed), on a national securities exchange designated by the Company;

(k) keep the SBI Representative advised in writing as to the initiation and progress of any registration under Section 2 hereunder

(l) enter into and perform customary agreements and provide officers’ certificates and other customary closing documents;

(n) furnish to each Holder participating in the offering , without charge, at least one manually-signed copy of the Registration Statement and any post-effective amendments thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those deemed to be incorporated by reference), unless such documents incorporated by reference and exhibits are otherwise publicly available on the Edgar filing system maintained by the SEC;

(o) cooperate with the selling Holders of Registrable Securities and the sole or lead managing Underwriter, if any, to facilitate the timely preparation and delivery of certificates not bearing any restrictive legends representing the Registrable Securities to be sold, and cause such Registrable Securities to be issued in such denominations and registered in such names in accordance with the instructions of the selling Holders of Registrable Securities at least three business days prior to any sale of Registrable Securities;

(q) use its best efforts to take all other steps necessary to expedite or facilitate the registration and disposition of the Registrable Securities contemplated hereby in the time periods contemplated hereby.

3.2 Seller Information. The Company may require each selling Holder of Registrable Securities as to which any registration is being effected to furnish to the Company such information regarding such Holder, such Holder’s Registrable Securities and such Holder’s intended method of disposition as the Company may from time to time reasonably request in writing; provided that such information shall be used only in connection with such registration. If any Registration Statement or comparable statement under “blue sky” laws refers to any Holder by name or otherwise as the Holder of any securities of the Company, then such Holder shall have the right to require (i) the insertion therein of language, in form and substance satisfactory to such Holder and the Company, to the effect that the holding by such Holder of such securities is not to be construed as a recommendation by such Holder of the investment quality of the Company’s securities covered thereby and that such holding does not imply that such Holder will assist in meeting any future financial requirements of the Company, and (ii) in the event that such reference to such Holder by name or otherwise is not in the judgment of the Company, as advised by counsel, required by the Securities Act or any similar federal statute or any state “blue sky” or securities law then in force, the deletion of the reference to such Holder.

3.3 Notice to Discontinue. Each Holder of Registrable Securities agrees by acquisition of such Registrable Securities that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.1(f)(ii) through (vi), such Holder shall forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 3.1(f) and, if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies, then in such Holder’s possession of the Prospectus covering such Registrable Securities which is current at the time of receipt of such notice. If the Company shall give any such notice, the Company shall extend the period during which such Registration Statement shall be maintained effective pursuant to this Agreement (including, without limitation, the period referred to in Section 3.1(b) by the number of days during the period from and including the date of the giving of such notice pursuant to Section 3.1(f) to and including the date when the Holder shall have received the copies of the supplemented or amended Prospectus contemplated by and meeting the requirements of Section 3.1(f).

4. INDEMNIFICATION; CONTRIBUTION.

4.1 Indemnification by the Company. The Company agrees to indemnify and hold harmless, to the fullest extent permitted by law, each Holder of Registrable Securities, its officers, directors, partners, members, shareholders, employees, Affiliates and agents (collectively, “Agents”) and each Person who controls such Holder (within the meaning of the Securities Act) and its Agents with respect to each registration which has been effected pursuant to this Agreement, against any and all losses, claims, damages or liabilities, joint or several, actions or proceedings (whether commenced or threatened) in respect thereof, and expenses (as incurred or suffered and including, but not limited to, any and all expenses incurred in investigating, preparing or defending any litigation or proceeding, whether commenced or threatened, and the reasonable fees, disbursements and other charges of legal counsel) in respect thereof (collectively, “Claims”), insofar as such Claims arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus (including any preliminary, final or summary Prospectus and any amendment or supplement thereto) related to any such registration or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the

Company of the Securities Act or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, or any qualification or compliance incident thereto; provided, however, that the Company will not be liable in any such case to the extent that any such Claims arise out of or are based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact so made in reliance upon and in conformity with written information furnished to the Company in an instrument duly executed by such Holder specifically stating that it was expressly for use therein; provided, further, that, the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any preliminary prospectus if (i) the Holders failed to send or deliver a copy of the Prospectus with or prior to the delivery of written confirmation of the sale of Registrable Securities and (ii) the Prospectus corrected such untrue statement or omission; and provided, further, the Company shall not be liable to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission in the Prospectus, if such untrue statement or alleged untrue statement, omission, or alleged omission is corrected in an amendment or supplement to the Prospectus and if having previously been furnished by or on behalf of the Company with copies of the Prospectus as so amended or supplemented, the Holders thereafter fail to deliver such Prospectus as so amended or supplemented prior to or concurrently with the sale of Registrable Securities to the person asserting such loss, claim, damage, liability or expense who purchased such Registrable Securities which is the subject thereof from the Holders.. The Company shall also indemnify any Underwriters of the Registrable Securities, their Agents and each Person who controls any such Underwriter (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the Holders of Registrable Securities. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any Person who may be entitled to indemnification pursuant to this Section 4 and shall survive the transfer of securities by such Holder.

4.2 Indemnification by Holders. Each Holder, if Registrable Securities held by it are included in the securities as to which a registration is being effected, agrees to, severally and not jointly, indemnify and hold harmless, to the fullest extent permitted by law, the Company, its directors and officers, each other Person who participates as an Underwriter in the offering or sale of such securities and its Agents and each Person who controls the Company or any such Underwriter (within the meaning of the Securities Act) and its Agents against any and all Claims, insofar as such Claims arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus (including any preliminary, final or summary Prospectus and any amendment or supplement thereto) related to such registration, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company in an instrument duly executed by such Holder specifically stating that it was expressly for use therein; provided, however, that the aggregate amount which any such Holder shall be required to pay pursuant to this Section 4.2 shall in no event be greater than the amount of the net proceeds received by such Holder upon the sale of the Registrable Securities pursuant to the Registration Statement giving rise to such Claims. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such indemnified party and shall survive the transfer of such securities by such Holder or Underwriter.

4.3 Conduct of Indemnification Proceedings. Promptly after receipt by an indemnified party of notice of any Claim or the commencement of any action or proceeding involving a Claim under this Section 4, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party pursuant to Section 4, (i) notify the indemnifying party in writing of the Claim or the commencement of such action or proceeding; provided, that the failure of any indemnified party to provide such notice shall not relieve the indemnifying party of its obligations under this Section 5, except to the extent the indemnifying party is materially and actually prejudiced thereby and shall not relieve the indemnifying party from any liability which it may have to any indemnified party otherwise than under this Section 5, and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any indemnified party shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (A) the indemnifying party has agreed in writing to pay such fees and expenses, (B) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such indemnified party within 10 days after receiving notice from such indemnified party that the indemnified party believes it has failed to do so, (C) in the reasonable judgment of any such indemnified party, based upon advice of counsel, a conflict of interest may exist between such indemnified party and the indemnifying party with respect to such claims (in which case, if the indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such indemnified party) or (D) such indemnified party is a defendant in an action or proceeding which is also brought against the indemnifying party and reasonably shall have concluded that there may be one or more legal defenses available to such indemnified party which are not available to the indemnifying party. No indemnifying party shall be liable for any settlement of any such claim or action effected without its written consent, which consent shall not be unreasonably withheld. In addition, without the consent of the indemnified party (which consent shall not be unreasonably withheld), no indemnifying party shall be permitted to consent to entry of any judgment with respect to, or to effect the settlement or compromise of any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim), unless such settlement, compromise or judgment (1) includes an unconditional release of the indemnified party from all liability arising out of such action or claim, (2) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party, and (3) does not provide for any action on the part of any party other than the payment of money damages which is to be paid in full by the indemnifying party.

4.4 Contribution. If the indemnification provided for in Section 4.1 or 4.2 from the indemnifying party for any reason is unavailable to (other than by reason of exceptions provided therein), or is insufficient to hold harmless, an indemnified party hereunder in respect of any Claim, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Claim in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other hand, in connection with the actions which resulted in such Claim, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. If, however, the foregoing allocation is not permitted by applicable law, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative faults but also the relative benefits of the indemnifying party and the indemnified party as well as any other relevant equitable considerations.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by a party as a result of any Claim referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth in Section 4.3, any legal or other fees, costs or expenses reasonably incurred by such party in connection with any investigation or proceeding. Notwithstanding anything in this Section 4.4 to the contrary, no indemnifying party (other than the Company) shall be required pursuant to this Section 4.4 to contribute any amount in excess of the net proceeds received by such indemnifying party from the sale of the Registrable Securities pursuant to the Registration Statement giving rise to such Claims, less all amounts previously paid by such indemnifying party with respect to any Claims. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

4.5 Other Indemnification. Indemnification similar to that specified in the preceding Sections 4.1 and 4.2 (with appropriate modifications) shall be given by the Company and each selling Holder of Registrable Securities with respect to any required registration or other qualification of securities under any Federal or state law or regulation of any governmental authority, other than the Securities Act. The indemnity agreements contained herein shall be in addition to any other rights to indemnification or contribution which any indemnified party may have pursuant to law or contract.

4.6 Indemnification Payments. The indemnification and contribution required by this Section 4 shall be made by periodic payments of the amount thereof during the course of any investigation or defense, as and when bills are received or any expense, loss, damage or liability is incurred.

5. LIMITATIONS ON TRANSFER

5.1. Lock-Up Period. During the period from the date hereof until the date that is 18 months after the date hereof hereof (the “Lock-Up Period”), each Holder agrees, with respect to the Common Shares issued upon conversion of the Convertible Notes, not to (i) offer, sell, transfer, agree to sell or transfer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, assign, pledge, hypothecate or otherwise transfer or dispose of (including the deposit of any such Common Shares into a voting trust or similar arrangement), directly or indirectly, any of such Common Shares or any securities convertible into or exercisable or exchangeable therefor, or any interest therein or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of owning any of such Common Shares or (iii) enter into transactions (including without limitation swaps, options, puts, calls, cashless collars, forward contracts, prepaid forward contracts, futures contracts, shorts, lending or borrowing of Common Shares and similar transactions and instruments) that are entered into for hedging purposes, whether any such transaction described in clause (i), (iii) or (iii) of this sentence is to be settled by delivery of such Common Shares or other securities, in cash or otherwise (any transactions described in such clauses (i) and (ii) being referred to herein as a “Transfer”), except in accordance with the Lock-Up Release Schedule set forth below:

Dates in Lock Up Period during which Common Shares may first be Transferred:	% of Holder’s Beneficial Common Share Amount that may be Transferred during such dates
Prior to 6 months after the date hereof	none
6 months after the date hereof through 9 months after the date hereof	25%
9 months after the date hereof through 12 months after the date hereof, an additional	25%
12 months after Closing date through 15 months after the date hereof, an additional	25%
15 months after the date hereof through 18 months after the date hereof, an additional	25%

Such Holder’s “Beneficial Common Share Amount” shall mean, for each Holder, the number of Common Shares issuable upon the conversion of the Convertible Note held by such Holder at the applicable conversion price in effect at the time of Transfer plus all Common Shares previously issued to such Holder upon conversion of a Convertible Note or otherwise transferred to Holder from a Holder of a Convertible Note.

5.2. Exceptions to Limitations on Transfer. Notwithstanding anything herein to the contrary, the Holder may Transfer Common Shares:

(i) to any Affiliate of the Holder, provided such Affiliate agrees in writing to be bound by the terms of this Agreement and treated as the Holder;

(ii) pursuant to a Third Party Tender Offer that is recommended by the Board of Directors of the Company;

(iii) to the Company or an agent acting on the Company’s behalf;

(iv) pursuant to a merger, consolidation, reorganization or plan of liquidation or similar transaction to which the Company is a party;

(v) to a Holder, provided such Holder agrees in writing to be bound by the terms of this Agreement (to the extent not already a Holder); or

(vi) by operation of law, on the death or incapacity of the Holder, or to the heirs of Holder or an entity in which the Holder and the heirs of the Holder are the beneficiaries; provided such transferee agrees in writing to be bound by the terms of this Agreement and treated as the Holder.

The term “Third Party Tender Offer” means a bona fide public offer subject to the provisions of Regulation 14D or 14E under the Exchange Act, by a person (which is not made by and does not include the Purchaser or any of its Affiliates or any group that includes as a member the Purchaser or any of its Affiliates) to purchase or exchange for cash or other consideration any securities of the Company.

5.3 Termination of Lock-Up Period. The restrictions on Transfer set forth in Section 5.1 shall terminate upon the earliest to occur of: (i) the expiration of the Lock-Up Period as provided in Section 5.1, (ii) a Change of Control of the Company or (iii) the Company’s announcement or approval of any transaction that would constitute a Change of Control or any definitive agreement that provides for a Change of Control. As used herein, “Change of Control” shall mean the occurrence of any of the following events:

(i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, is or becomes the “beneficial owner” (as defined in Rule l3d-3 under the Exchange Act), directly or indirectly, of more than 30% of the total voting power of the outstanding capital stock of the Company or 30% of the total number of outstanding shares of capital stock of the Company;

(ii) the Company merges with or into, or consolidates with, or consummates any reorganization or similar transaction with, another person and, immediately after giving effect to such transaction, less than 50% of the total voting power of the outstanding capital stock of the surviving or resulting person is “beneficially owned” (within the meaning of Rule 13d-3 under the Exchange Act) in the aggregate by the stockholders of the Company immediately prior to such transaction;

(iii) in one transaction or a series of related transactions, the Company, directly or indirectly (including through one or more of its subsidiaries) sells, assigns, conveys, transfers, leases or otherwise disposes of, all or substantially all of the assets or properties (including capital stock of subsidiaries) of the Company, but excluding sales, assignments, conveyances, transfers, leases or other dispositions of assets or properties (including capital stock of subsidiaries) by the Company or any of its subsidiaries to any direct or indirect wholly-owned subsidiary of the Company; or

(iv) the liquidation or dissolution of the Company.

5.3 Stop-Transfer Orders The Company shall not be required to (i) transfer on its books any Common Shares that shall have been transferred in violation of any of the provisions set forth in this Agreement or (ii) treat as owner of such Common Shares, or to accord the right to vote or to pay dividends to, any transferee to whom such Common Shares shall have been so transferred. The Company shall be entitled to provide stop transfer instructions to the transfer agents of its Common Shares that are consistent with the terms of this Agreement. In the event any of the Common Shares are Transferred in compliance with this Agreement in a manner which under the terms of this Agreement does not require such third party to agree in writing to be bound by the provisions of this Section 5, then the Company shall issue a new certificate representing such Common Shares without such legend or make the appropriate electronic notation that such legend is removed and remove such stop transfer instructions with respect thereto.

5.4. Legends. All certificates representing the Common Shares issued upon conversion of the Convertible Notes shall have endorsed thereon legends in substantially the following forms (in addition to any other legend which may be required by any other agreements between the parties hereto):

“THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED OR DISPOSED OF IN ANY MANNER EXCEPT IN CONFORMITY WITH THE TERMS OF THE INVESTORS RIGHTS AGREEMENT DATED AS OF July 27, 2004. THE COMPANY WILL UPON WRITTEN REQUEST FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER OF THIS CERTIFICATE WITHOUT CHARGE.”

5.5 Compliance with Securities Laws; No Circumvention. Notwithstanding anything herein to the contrary, the Holder hereby agrees that neither it nor any of its Affiliates will Transfer any of the Common Shares except in compliance with applicable securities laws and that the Holder and its Affiliates will not take any steps the primary purpose of which is to circumvent the limitations on Transfer provided for in this Section 5.

6. GENERAL

6.1 Registration Rights to Others. If the Company shall at any time hereafter provide to any holder of any securities of the Company rights with respect to the registration of such securities under the Securities Act, such rights shall not be in conflict with or adversely affect any of the rights provided in this Agreement to the Holders

6.3 Availability of Information; Rule 144 Other Exemptions. The Company covenants that it shall timely file any reports required to be filed by it under the Securities Act or the Exchange Act (including, but not limited to, the reports under Sections 13 and 15(d) of the Exchange Act referred to in subparagraph (c) of Rule 144 under the Securities Act), and that it shall take such further action as any Holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such rules may be amended from time to time, or (ii) any other rule or regulation now existing or hereafter adopted by the SEC. Upon the request of any Holder of Registrable Securities, the Company shall deliver to such Holder a written statement as to whether it has complied with such requirements.

6.4 Amendments and Waivers. The provisions of this Agreement may not be amended, modified, supplemented or terminated, and waivers or consents to departures from the provisions hereof may not be given, without the written consent of the Company and the Holders holding more than 50% of the Registrable Securities then outstanding; provided, however, that no such amendment, modification, supplement, waiver or consent to departure shall reduce the aforesaid percentage of Registrable Securities without the written consent of all of the Holders of Registrable Securities; and provided further, that nothing herein shall prohibit any amendment, modification, supplement, termination, waiver or consent to departure the effect of which is limited only to those Holders who have agreed to such amendment, modification, supplement, termination, waiver or consent to departure.

6.5 Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, telecopier, any courier guaranteeing overnight delivery or first class registered or certified mail, return receipt requested, postage prepaid, addressed to the applicable party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties in accordance with the provisions of this Section:

(i) If to the Company, to:

AQUANTIVE, Inc.

506 Second Avenue, 9th Floor

Seattle, WA 98104

Attention: General Counsel

with a copy to:

Perkins Coie LLP

1201 Third Avenue

Suite 4800

Seattle, WA 98101

Attention: David F. McShea

(ii) If to an Holder, to the address of such Person set forth on Exhibit A.

(iii) If to any subsequent Holder, to the address of such Person set forth in the records of the Company.

(iv) If to the SBI Representative or the Stockholders to:

L. Tim Pierce

c/o SBI Holdings Inc.

2825 E. Cottonwood Parkway, #480

Salt Lake City, Utah 84121

Attn: Chief Financial Officer

Fax No.: 801-633-3201

With a copy to

Madeleine L.L.C.

299 Park Avenue, Floors 21-23

New York, New York 10171

Fax: (212) 891-1540

Attention Robert Davenport

With a copy to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Attention: Robert Loper

Fax: (212) 593-5955

All such notices and communications shall be deemed to have been duly given at the time delivered by hand, if personally delivered; when receipt is acknowledged, if telecopied; on the next business day, if timely delivered to a courier guaranteeing overnight delivery; and five days after being deposited in the mail, if sent first class or certified mail, return receipt requested, postage prepaid.

6.6 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and permitted assigns (including any permitted transferee of Registrable Securities). Any Holder may assign to any permitted (as determined under the Merger Agreement and the Convertible Note) transferee of its Registrable Securities (other than a transferee that acquires such Registrable Securities in a registered public offering or pursuant to a sale under Rule 144 of the Securities Act or any successor rule), its rights and obligations under this Agreement; provided, however, if any permitted transferee shall take and hold Registrable Securities, such transferee shall promptly notify the Company and by taking and holding such Registrable Securities such permitted transferee shall automatically be entitled to receive the benefits of and be conclusively deemed to have agreed to be bound by and to perform all of the terms and provisions of this Agreement as if it were a party hereto (and shall, for all purposes, be deemed a Holder under this Agreement). If the Company shall so request, any heir, successor or permitted assign (including any permitted transferee)

shall agree in writing to acquire and hold the Registrable Securities subject to all of the terms hereof. For purposes of this Agreement, “successor” for any entity other than a natural person shall mean a successor to such entity as a result of such entity’s merger, consolidation, sale of substantially all of its assets, or similar transaction. Except as provided above or otherwise permitted by this Agreement, neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party hereto without the consent of the other parties.

6.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which, when so executed and delivered, shall be deemed to be an original, but all of which counterparts, taken together, shall constitute one and the same instrument.

6.8 Descriptive Headings; Etc. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein. Unless the context of this Agreement otherwise requires: (i) words of any gender shall be deemed to include each other gender; (ii) words using the singular or plural number shall also include the plural or singular number, respectively; (iii) the words “hereof’”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and paragraph references are to the Sections and paragraphs of this Agreement unless otherwise specified; (iv) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (v) “or” is not exclusive; and (vi) provisions apply to successive events and transactions.

6.9 Severability. In the event that any one or more of the provisions, paragraphs, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, paragraph, word, clause, phrase or sentence in every other respect and of the other remaining provisions, paragraphs, words, clauses, phrases or sentences hereof shall not be in any way impaired, it being intended that all rights, powers and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

6.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to the conflict of laws principles thereof).

6.11 Remedies; Specific Performance. The parties hereto acknowledge that money damages would not be an adequate remedy at law if any party fails to perform in any material respect any of its obligations hereunder, and accordingly agree that each party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to seek to compel specific performance of the obligations of any other party under this Agreement, without the posting of any bond, in accordance with the terms and conditions of this Agreement in any court of the United States or any State thereof having jurisdiction, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law. Except as otherwise provided by law, a delay or omission by a party hereto in exercising any right or remedy accruing upon any such breach shall not impair the right or remedy or constitute a waiver of or acquiescence in any such breach. No remedy shall be exclusive of any other remedy. All available remedies shall be cumulative. The failure to file a Registration Statement within the time periods specified in Section 2.1 or 2.2 shall constitute, in the absence of an injunction having been imposed or a Black-Out Period, a breach thereof entitling the Holders to remedies hereunder.

6.12 Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings relating to such subject matter, other than those set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the Company and the other parties to this Agreement with respect to such subject matter.

6.13 Nominees for Beneficial Owners. In the event that any Registrable Securities are held by a nominee for the beneficial owner thereof, the beneficial owner thereof may, at its election in writing delivered to the Company, be treated as the holder of such Registrable Securities for purposes of any request or other action by any holder or holders of Registrable Securities pursuant to this Agreement or any determination of any number or percentage of shares of Registrable Securities held by any holder or holders of Registrable Securities contemplated by this Agreement. If the beneficial owner of any Registrable Securities so elects, the Company may require a certificate containing representations and warranties of the beneficial owner as to such owner’s beneficial ownership of such Registrable Securities.

6.14 Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

6.15 No Inconsistent Agreements. The Company will not hereafter enter into any agreement which is inconsistent with the rights granted to the Holders in this Agreement.

6.16 Construction. The Company and the Initial Holders acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its legal counsel and that this Agreement shall be construed as if jointly drafted by the Company and the Holders.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first set forth above.

AQUANTIVE, INC.

By:	/s/ Linda Schoemaker
Title:	Sr. Vice President General Counsel and Secretary

L. Tim Pierce, on behalf of the Initial Holders other than the Stockholders:

L. Tim Pierce

STOCKHOLDERS

PARTRIDGE HILL MANAGEMENT LLC

By:
Title:

MADELEINE L.L.C.

By:	/s/ Seth P. Plattus
Title:	Managing Director

CERBERUS PARTNERS, L.P.

By:	/s/ Seth P. Plattus
Title:	Managing Director

CERBERUS INTERNATIONAL, LTD.

By:	/s/ Seth P. Plattus
Title:	Managing Director

CERBERUS SERIES ONE HOLDINGS, LLC

By:	/s/ Seth P. Plattus

Title:	Managing Director

W.E. STRINGHAM

/s/ W. E. Stringham

L. TIM PIERCE

/s/ L. Tim Pierce

HOLLADAY RANCH HOLDING, L.P.

By:	/s/ Kurt B. Larsen
Title:	General Partner